UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 3, 2006

Warrior Energy Services Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-18754	11-2904094

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Rosecrest Lane, Columbus, Mississippi 39701

(Address of principal executive offices)

Registrant’s telephone number, including area code: (662) 329-1047

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

Written communications pursuant to Rule 425 under the Securities Act
Soliciting material pursuant to Rule 14a-12 under the Exchange Act
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Section 1 – Registrant’s Business and Operations

Item 1.01.     Entry Into a Material Definitive Agreement

Compensation of Non- Employee Directors

Effective May 3, 2006 and, as amended on May 23, 2006, a compensation program for non-employee directors was approved. The form and amount of compensation consist of the following components:

(1)	(a) All non-employee directors were granted 2,000 shares of restricted Common Stock under the Stock Issuance Program of our 2000 Stock Incentive Plan. As amended on May 23, 2006, the restrictions lapse as to one-fourth of the shares on each of the first four anniversary dates of the grant date, subject to the continued service of the non-employee director at the vesting date. As of the date of grant, the closing price of our common stock on the Nasdaq Stock Market was $30.02 per share. The non-employee directors waived the grant to them under the Automatic Option Grant Program of our 2000 Stock Incentive Plan of options to purchase 5,000 shares of common stock otherwise granted on the date of their election and the prospective grant of 500 shares of common stock at our annual meeting of stockholders intended to be held in 2006, subject to having served as a Board member for at least six months at the date of the meeting. Had such options been granted, the options would have been exercisable at exercise prices equal to the fair market value of our common stock on the date of grant of the option.

(b) On May 23, 2006, the compensation program for non-employee directors was further amended to provide that as of May 1, of each year, commencing with the year 2007, the non-employee directors are to be granted 1,000 shares of restricted stock. The restrictions lapse as to one-fourth of the shares on each of the first four anniversary dates of the grant date, subject to the continued service of the non-employee director at the vesting date.

(2)	All non-employee directors are to receive an annual retainer of $40,000, payable quarterly. In addition, non-employee directors also receive an additional retainer, payable quarterly, based on their service as Chairmen on Board committees as follows:

(a)	The Chair of the Audit Committee receives an additional annual retainer of $15,000,
(b)	The Chair of the Compensation and Nominating Committees receive an additional retainer of $5,000.

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Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warrior Energy Services Corporation

Dated: May 26, 2006	By:	/s/ William L. Jenkins
William L. Jenkins, President